CONTACT:
Paul Knopick
E & E Communications
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pknopick@eandecommunications.com

GALAXY MINERALS ANNOUNCES POSSIBLE STOCK SWAP
WITH
A LONDON INVESTMENT COMPANY

LAKE VILLA, IL, July 28, 2004 – Galaxy Minerals, Inc. (OTC BB: GAXY - News), a mining company with 51 percent interest in 52 mining claims over 1,040 acres in Santa Cruz County, Arizona, today announced it has entered into a conditional stock purchase agreement with a London-based investment company.

Under the terms of the agreement with the investment company, Galaxy Minerals, Inc. has agreed to issue 31,578,950 shares of common stock, restricted in accordance with Rule 144 to the investment company in exchange for a number of ordinary shares of the investment company, calculated by dividing the market value of Galaxy’s shares by the US dollar/pound sterling exchange rate. All of the shares of both companies will be placed into an escrow, and released if certain conditions are satisfied. If the investment company has not listed its shares on the London Stock Exchange by September 30, 2004, the Company may rescind the agreement with investment company without further obligation.

SAFE HARBOR: Statements contained in this press release, which are not historical facts, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company’s expectations and are subject to a number of risks and uncertainties beyond the Company’s control, including but not limited to economic, competitive and other factors affecting the Company’s operations, markets and expansion strategies, the remittance of payments by third party payers, adequate collection of accounts receivable, available financing, market prices and recovery costs, government regulations involving the Company, facts and events not known at the time of this release, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.